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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors


The Board of Directors
InKine Pharmaceutical Company, Inc.:

         We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 20, 2003, relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2002 and 2001 and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the two year period ended December 31, 2002, the six-month period ended December 31, 2000 and for the year ended June 30, 2000, which report appears in the annual report on Form 10-K of InKine Pharmaceutical Company, Inc.

                                                KPMG LLP
                                                ------------
                                                KPMG LLP

Philadelphia, Pennsylvania
May 23, 2003